UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2016

Commission File Number	Exact Name of Registrant as specified in its charter	State or Other Jurisdiction of Incorporation or Organization	IRS Employer Identification Number
1-9936	EDISON INTERNATIONAL	California	95-4137452
1-2313	SOUTHERN CALIFORNIA EDISON COMPANY	California	95-1240335

2244 Walnut Grove Avenue (P.O. Box 976) Rosemead, California 91770 (Address of principal executive offices)	2244 Walnut Grove Avenue (P.O. Box 800) Rosemead, California 91770 (Address of principal executive offices)
(626) 302-2222 (Registrant's telephone number, including area code)	(626) 302-1212 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report and its exhibit include forward-looking statements. Edison International and Southern California Edison Company based these forward-looking statements on their current expectations and projections about future events in light of their knowledge of facts as of the date of this current report and their assumptions about future circumstances. These forward-looking statements are subject to various risks and uncertainties that may be outside the control of Edison International and Southern California Edison Company. Edison International and Southern California Edison Company have no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events, or otherwise. This current report should be read with Edison International's and Southern California Edison Company's combined Annual Report on Form 10-K for the year ended December 31, 2015 and subsequent Quarterly Reports on Form 10-Q.

Item 8.01	Other Events

2018 General Rate Case Filing

On September 1, 2016, Edison International's subsidiary, Southern California Edison ("SCE"), filed its 2018 General Rate Case ("GRC") application for the three-year period 2018 – 2020. SCE is requesting that the California Public Utilities Commission ("CPUC") authorize SCE's Test Year 2018 revenue requirement of $5.885 billion, an increase of $222 million over the 2017 GRC authorized revenue requirement. In addition, the application requests $48 million in one-time balancing and memorandum account recoveries. This represents a 2.7% increase over presently authorized total rates. SCE's 2018 GRC request also includes proposed revenue requirement increases of $533 million in 2019 and $570 million in 2020. For 2019 and 2020, respectively, these represent 4.2% and 5.2% increases over presently authorized total rates. The critical drivers of SCE's 2018 GRC request are the need to make significant investment in the electric infrastructure to replace aging equipment, add capacity to address customer and load growth, improve safety and reliability, and enhance capabilities to integrate increasing amounts of Distributed Energy Resources ("DER").

Based on the 2018 GRC application, SCE forecasts a $23.3 billion total capital program for years 2016 through 2020, which includes the CPUC-jurisdictional capital expenditures request as well as non-GRC CPUC capital spending, such as the Mobile Home Park Conversion and Charge Ready Pilot programs, and Federal Energy Regulatory Commission ("FERC") capital spending. If all capital expenditures requested in SCE’s 2018 GRC were approved by the CPUC, SCE forecasts total weighted-average rate base for CPUC- and FERC-jurisdictional capital expenditures increasing to $35.1 billion by 2020, a five-year compound annual growth rate of 8.5%.

SCE's 2018 GRC capital expenditures request for traditional programs that were also included in the 2015 GRC, such as work requested by customers, expansions and additions due to load growth, and infrastructure replacement and maintenance and generation maintenance and including capitalized overheads, is approximately $10 billion in 2018 –2020. While not necessarily indicative of future approvals, SCE received 81% of its requested capital spending in the 2009 GRC, 89% of its 2012 GRC request and 92% of its 2015 GRC request for similar, traditional categories of capital expenditures.

In the 2018 GRC application, SCE is proposing to spend $2.1 billion in grid modernization capital expenditures for 2018 – 2020 to improve safety and reliability, facilitate DER adoption and enable DERs to provide grid services. Work will include updating automation systems on the worst performing distribution circuits, providing adequate communications equipment to support these automation upgrades, and deploying analytics tools to advance system planning and grid operations. SCE has no prior experience obtaining regulatory approval of capital expenditure requests pertaining to enabling DER adoption and integration comprising a significant portion of these capital programs. Accordingly, results obtained in prior rate cases with respect to approval of requested capital spending may not be predictive for grid modernization capital expenditures. Edison International and SCE have therefore not provided any forecast range for total capital expenditures or authorized rate base.

Additionally, SCE's request for some of the grid modernization capital expenditures is predicated on the approval of a memorandum account which SCE requested in July 2016. Failure to obtain CPUC approval of this memorandum account or a similar cost recording mechanism by the end of 2016, could delay or reduce SCE's 2018 – 2020 grid modernization capital expenditures.

Pursuant to revised CPUC Rules, SCE was required to file its full GRC application on September 1, with no prior notice of intent as with previous GRCs. SCE is requesting that the CPUC issue a final decision by the end of 2017. If the decision is delayed, SCE will, consistent with CPUC practice in prior GRCs, request the CPUC to issue an order directing that the authorized requirement changes be effective January 1, 2018, even if the decision is issued subsequent to that date.

Edison International and SCE cannot predict the revenue requirement the CPUC will ultimately authorize for 2018 through 2020 or forecast the timing of a final decision. Members of Edison International management will use the information in the presentation attached hereto as Exhibit 99.1 in meetings with institutional investors and analysts and at investor conference presentations. The attached presentation will also be posted on www.edisoninvestor.com.
Item  9.01    Financial Statements and Exhibits.

(c)    Exhibits

See the Exhibit Index below.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDISON INTERNATIONAL
(Registrant)

/s/ Aaron D. Moss
Aaron D. Moss
Vice President and Controller

Date: September 1, 2016

SOUTHERN CALIFORNIA EDISON COMPANY
(Registrant)

/s/ Connie J. Erickson
Connie J. Erickson
Vice President and Controller

Date: September 1, 2016

EXHIBIT INDEX

Exhibit No.	Description

99.1	2018 SCE GRC General Rate Case Overview Presentation, dated September 1, 2016.